SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 Schedule 13G/A
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                                (Amendment No. 2)


                               SCIENT CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    80864H109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                     11/7/01
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)

     [ ] Rule 13d-1(c)

     [X] Rule 13d-1(d)


                         (Continued on following pages)

                               Page 1 of 13 Pages

----------------------------                        ----------------------------
CUSIP NO.  80864H109              13 G/A                 Page 2 of 13 Pages
----------------------------                        ----------------------------


--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     SEQUOIA CAPITAL VII, A CALIFORNIA LIMITED PARTNERSHIP
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
     94-3240153
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                        (a) [ ]    (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
--------------------------------------------------------------------------------
             NUMBER OF        5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY            0
          OWNED BY EACH       --------------------------------------------------
            REPORTING         6    SHARED VOTING POWER
             PERSON
              WITH                 0
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   0
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON

     0
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES

                                                                       [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP NO.  80864H109              13 G/A                Page 3 of 13 Pages
----------------------------                        ----------------------------


--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     SEQUOIA TECHNOLOGY PARTNERS VII, A CALIFORNIA LIMITED PARTNERSHIP
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
     77-0428059
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                        (a) [ ]    (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
--------------------------------------------------------------------------------
             NUMBER OF        5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY            0
          OWNED BY EACH       --------------------------------------------------
            REPORTING         6    SHARED VOTING POWER
             PERSON
              WITH                 0
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   0
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON

     0
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES

                                                                       [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.0
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP NO.  80864H109              13 G/A                Page 4 of 13 Pages
----------------------------                        ----------------------------


--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     SC VII MANAGEMENT-A, LLC
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
     94-3240154
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                        (a) [ ]    (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
--------------------------------------------------------------------------------
             NUMBER OF        5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY            0
          OWNED BY EACH       --------------------------------------------------
            REPORTING         6    SHARED VOTING POWER
             PERSON
              WITH                 0
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   0
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON

     0
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES

                                                                       [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.0
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP NO.  80864H109              13 G/A                Page 5 of 13 Pages
----------------------------                        ----------------------------


--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     SEQUOIA INTERNATIONAL PARTNERS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
     94-3260980
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                        (a) [ ]    (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
--------------------------------------------------------------------------------
             NUMBER OF        5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY            0
          OWNED BY EACH       --------------------------------------------------
            REPORTING         6    SHARED VOTING POWER
              PERSON
               WITH                0
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   0
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON

     0
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES

                                                                       [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP NO.  80864H109              13 G/A                Page 6 of 13 Pages
----------------------------                        ----------------------------

--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     MICHAEL J. MORITZ
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                        (a) [ ]    (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
             NUMBER OF        5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY            0
          OWNED BY EACH
            REPORTING
              PERSON
               WITH           --------------------------------------------------
                              6    SHARED VOTING POWER

                                   0
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   0
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON

     0
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES

                                                                       [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP NO.  80864H109              13 G/A                Page 7 of 13 Pages
----------------------------                        ----------------------------


--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     DOUGLAS M. LEONE
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                        (a) [ ]    (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
             NUMBER OF        5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY            0
          OWNED BY EACH       --------------------------------------------------
            REPORTING         6    SHARED VOTING POWER
              PERSON
               WITH                0
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   0
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON

     0
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES

                                                                       [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP NO.  80864H109              13 G/A                Page 8 of 13 Pages
----------------------------                        ----------------------------


--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     MARK STEVENS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                        (a) [ ]    (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
             NUMBER OF        5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY            0
          OWNED BY EACH       --------------------------------------------------
            REPORTING         6    SHARED VOTING POWER
              PERSON
               WITH                0
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   0
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON

     0
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES

                                                                       [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP NO.  80864H109              13 G/A                Page 9 of 13 Pages
----------------------------                        ----------------------------


--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     THOMAS F. STEPHENSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                        (a) [ ]    (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
             NUMBER OF        5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY            0
          OWNED BY EACH       --------------------------------------------------
            REPORTING         6    SHARED VOTING POWER
              PERSON
               WITH                0
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   0
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON

     0
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES

                                                                       [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP NO.  80864H109              13 G/A                Page 10 of 13 Pages
----------------------------                        ----------------------------


--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     J. THOMAS MCMURRAY
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                        (a) [ ]    (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
            NUMBER OF        5    SOLE VOTING POWER
             SHARES
           BENEFICIALLY            0
          OWNED BY EACH       --------------------------------------------------
            REPORTING         6    SHARED VOTING POWER
             PERSON
              WITH                 0
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   0
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON

     0
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES

                                                                       [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP NO.  80864H109              13 G/A                Page 11 of 13 Pages
----------------------------                        ----------------------------


ITEM 1.

     (a) Name of Issuer: Scient Corporation

     (b) Address of Issuer's Principal Executive Offices:
         One Front Street
         San Francisco, CA  94111


ITEM 2.

     (a) Name of Persons Filing:
     Sequoia  Capital VII, A California  Limited  Partnership  ("SC VII") SC VII
     Management-A, LLC ("SC VII-A") Sequoia Technology Partners VII, A California Limited Partnership ("STP VII") Sequoia International Partners, A California Limited Partnership ("SIP") Michael J. Moritz ("MM") Douglas
     M. Leone ("DL") Mark Stevens ("MS") Thomas F. Stephenson ("TFS") J. Thomas McMurray ("JTM")

     SCVII-A is the General Partner of SC VII, STP VII and SIP. MM, DL, MS, TFS and JTM are Managing Members of SC VII-A.

     (b) Address of Principal Business Office or, if none, Residence:
         3000 Sand Hill Road, 4-280
         Menlo Park, CA  94025

     (c) Citizenship:    MM, DL, MS, TFS, JTM: USA
                         SC VII-A, SC VII, STP VII, SIP:  California

     (d) Title of Class of Securities:    Common

     (e) CUSIP Number:                    8086H 10 9


ITEM 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

         Not Applicable.

ITEM 4.  Ownership

                      SEE ROWS 5 THROUGH 11 OF COVER PAGES

----------------------------                        ----------------------------
CUSIP NO.  80864H109              13 G/A                Page 12 of 13 Pages
----------------------------                        ----------------------------


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [X]


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not Applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable.


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable.


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable.


ITEM 10. CERTIFICATION

         Not Applicable.

----------------------------                        ----------------------------
CUSIP NO.  80864H109              13 G/A                Page 13 of 13 Pages
----------------------------                        ----------------------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: [____], 2001

Sequoia Capital VII, A California Limited Partnership
Sequoia Technology Partners VII, A California Limited Partnership
Sequoia International Partners, A California Limited Partnership

By:    SC VII Management-A, LLC
       General Partner of Each




By: ________________________________
    Michael Moritz
    Managing Member


By: ________________________________
    Douglas Leone
    Managing Member


By: ________________________________
    Mark Stevens
    Managing Member


By: ________________________________
    Thomas F. Stephenson
    Managing Member


By: ________________________________
    J. Thomas McMurray
    Managing Member